UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): September 2, 2015

Entia Biosciences, Inc.
 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualitin-Sherwood Road #800 Sherwood, Oregon	97140
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On September 2, 2015, Entia Biosciences, Inc. entered into a Separation Agreement and Release with Devin Andres, the Chief Operating Officer of Entia Biosciences, Inc. and President of Total Nutraceutical Solutions, Inc., the wholly owned subsidiary of Entia.  Under the Agreement, Entia agreed to pay Mr. Andres in two tranches, $59,926 payable eight days after his signing of the Agreement and $93,074 payable on January 1, 2016.  Entia also agreed to the future re-pricing of the exercise prices of the options and common stock purchase warrants held by Mr. Andres.  Entia agreed to these terms in exchange for Mr. Andres’ release of all future claims against Entia related to Mr. Andres’ employment and separation from employment with Entia.  There is a revocation period of seven days from his signing of the Agreement during which Mr. Andres could revoke his waiver of his potential claims under the Age Discrimination in Employment Act.  If he chooses to exercise such revocation, the sums to be paid to him will be reduced by $10,000.  Mr. Andres also agreed not to sell any of his personal holdings of Entia common stock prior to December 1, 2015 and not to sell more than 6% of his personal holdings of Entia common stock between December 1, 2015 and December 31, 2016 within any one calendar month.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 2, 2015, Entia Biosciences, Inc. and Devin Andres mutually agreed to the termination of Mr. Andres’ position as Chief Operating Officer of Entia Biosciences, Inc. and President of Total Nutraceutical Solutions, Inc., the wholly owned subsidiary of Entia.

Item 9.01. Exhibits.  Financial Statements and Exhibits

(c)	Exhibits

10.1 Separation Agreement and Release between Entia Biosciences, Inc. and Devin Andres signed on September 2, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: September 8, 2015	By:	/s/ Carl Johnson
Carl Johnson
President and CEO